Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products

Balchem Corporation Reports Fourth Quarter Net Sales Growth of 9.1% and Strong Full Year 2022 Results

Montvale, NJ, February 24, 2023 - Balchem Corporation (NASDAQ: BCPC) reported today fourth quarter net sales of $232.5 million for 2022, compared to net sales of $213.1 million for the fourth quarter 2021. Fourth quarter net earnings were $21.4 million for 2022, compared to net earnings of $24.9 million for the fourth quarter 2021, with adjusted net earnings(a) of $30.3 million, compared to $27.8 million in the prior year quarter. Fourth quarter adjusted EBITDA(a) was $52.3 million, compared to $45.6 million in the prior year quarter. Balchem Corporation also reported for the full year 2022 net sales of $942.4 million, compared to $799.0 million for 2021. Full year 2022 net earnings were $105.4 million, compared to net earnings of $96.1 million for 2021, with adjusted net earnings of $130.5 million, compared to $116.6 million in the prior year. Full year adjusted EBITDA was $216.1 million, compared to $189.8 million in the prior year.

Fourth Quarter 2022 Financial Highlights:
•Net sales of $232.5 million, an increase of $19.4 million, or 9.1%, compared to the prior year quarter with quarterly sales growth in both the Human Nutrition & Health and Specialty Products segments.
•Fourth quarter adjusted EBITDA was $52.3 million, an increase of $6.6 million, or 14.6%, from the prior year.
•GAAP net earnings were $21.4 million, a decrease of $3.5 million, or 14.2% from the prior year. These net earnings resulted in GAAP earnings per share of $0.66.
•Adjusted net earnings of $30.3 million, an increase of $2.5 million or 9.1% from the prior year, resulting in adjusted earnings per share(a) of $0.94.
•The effective tax rate of 17.0% was 778 basis points lower than the prior year tax rate of 24.7%.
•Cash flows from operations were $41.7 million for the fourth quarter 2022, with quarterly free cash flow(a) of $27.5 million.

Full Year 2022 Financial Highlights:
•Record full year net sales of $942.4 million, an increase of $143.3 million, or 17.9%, compared to the prior year's full year net sales with record sales achieved in all three segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products.
•Record adjusted EBITDA was $216.1 million, an increase of $26.2 million, or 13.8%, from the prior year.
•Record GAAP net earnings were $105.4 million, an increase of $9.3 million, or 9.6% from the prior year. These net earnings resulted in record GAAP earnings per share of $3.25.
•Record adjusted net earnings of $130.5 million, an increase of $13.9 million or 11.9% from the prior year, resulting in record adjusted earnings per share of $4.03.
•The effective tax rate of 21.2% was 204 basis points lower than the prior year tax rate of 23.3%.
•Cash flows from operations were $138.5 million for 2022, with full year free cash flow of $89.4 million. Net debt was $374.0 million as of December 31, 2022, with an overall leverage ratio on a net debt basis of 1.7.

5 Paragon Drive Montvale, NJ 07645 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Recent Highlights:

•Balchem was named one of America’s Most Responsible Companies by Newsweek magazine for the third consecutive year. This prestigious list, compiled by Newsweek in partnership with Statista Inc., recognizes the most responsible companies in the U.S. across a variety of industries, and is based on publicly available environmental, social and governance (ESG) data.
•On December 1, 2022 and February 1, 2023, we went live on Microsoft D365 ERP for Bergstrom and Kappa, respectively, bringing our recent acquisitions onto the same ERP as the rest of Balchem.
•We made repayments of $22.0 million and $103.0 million towards our revolving debt in the fourth quarter and full year of 2022, respectively.
•On December 5, 2022, we declared a $23.1 million dividend on common stock of $0.71 per share, a 10.9% increase over the prior year cash dividend, representing the fourteenth consecutive year of double-digit dividend growth.
Ted Harris, Chairman, CEO, and President of Balchem said, “The fourth quarter capped off another strong year for Balchem. For the full year, we achieved record sales of $942 million dollars, growing almost 18 percent year over year, with record sales in all three of our business segments.”
Mr. Harris added, “In 2022, we continued to deliver strong results in a challenging macro-economic environment, supported by our strong positions within the markets we serve and our attractive product offerings. I am extremely proud of how the company responded to the unprecedented market environment over the last year. As I look forward to 2023, I believe we are well positioned to drive continued growth and progress on our strategic growth initiatives while managing through the new challenges we will undoubtedly face within this dynamic global market environment.”

Results for Period Ended December 31, 2022 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$232,531	$213,133	$942,358	$799,023
Gross margin	68,639	64,066	280,451	243,174
Operating expenses	35,334	30,245	135,265	115,672
Earnings from operations	33,305	33,821	145,186	127,502
Other expense	7,529	675	11,437	2,269
Earnings before income tax expense	25,776	33,146	133,749	125,233
Income tax expense	4,370	8,197	28,382	29,129
Net earnings	$21,406	$24,949	$105,367	$96,104

Diluted net earnings per common share	$0.66	$0.76	$3.25	$2.94

Adjusted EBITDA(a)	$52,274	$45,627	$216,089	$189,840
Adjusted net earnings(a)	$30,340	$27,805	$130,531	$116,624
Adjusted diluted net earnings per common share(a)	$0.94	$0.85	$4.03	$3.57

Shares used in the calculations of diluted and adjusted net earnings per common share	32,398	32,719	32,393	32,672

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Financial Results for the Fourth Quarter of 2022:
The Human Nutrition & Health segment generated fourth quarter sales of $130.4 million, an increase of $14.9 million or 12.9% compared to the prior year quarter. The increase was driven both by the contribution from recent acquisitions, as well as sales growth within food and beverage markets, and higher sales within the minerals and nutrients business. Fourth quarter earnings from operations for this segment were $17.5 million for both 2022 and 2021. Higher sales and higher average selling prices were offset by the timing of an insurance reimbursement related to a flash flood event in the prior year, higher manufacturing input costs, and higher amortization and operating expenses related to the recent acquisitions. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations(a) for this segment were $23.5 million, compared to $21.2 million in the prior year quarter, an increase of 11.0%.
The Animal Nutrition & Health segment generated quarterly sales of $64.8 million, a decrease of $0.2 million or 0.3% compared to the prior year quarter. The decrease was the result of lower sales into the monogastric market and an unfavorable impact related to changes in foreign currency exchange rates, partially offset by higher sales into the ruminant market, pricing actions, and the contribution from the acquisition of Bergstrom which included a small Animal Nutrition business. Fourth quarter earnings from operations for this segment of $9.1 million decreased by $1.0 million, or 10.0%, compared to $10.1 million in the prior year quarter, primarily due to the timing of an insurance reimbursement related to a flash flood event in the prior year, increases in manufacturing input costs, and higher operating expenses related to the recent acquisition, partially offset by the aforementioned higher sales into the ruminant market, pricing actions, and the contribution from the acquisition of Bergstrom. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $10.0 million, compared to $8.6 million in the prior year quarter, an increase of 16.5%.
The Specialty Products segment generated fourth quarter sales of $31.8 million, an increase of $4.4 million or 16.2% compared to the prior year quarter, due to higher sales of products in the performance gases business and higher plant nutrition sales, partially offset by an unfavorable impact related to changes in foreign currency exchange rates. Fourth quarter earnings from operations for this segment were $8.0 million, versus $6.6 million in the prior year comparable quarter, an increase of $1.4 million or 20.4%, primarily due to the aforementioned higher sales. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $9.0 million, compared to $7.6 million in the prior year quarter, an increase of 19.6%.
Consolidated gross margin for the quarter ended December 31, 2022 of $68.6 million increased by $4.6 million or 7.1%, compared to $64.1 million for the prior year comparable period. Gross margin as a percentage of sales was 29.5% as compared to 30.1% in the prior year period, a decrease of 54 basis points, primarily due to increases in certain manufacturing input costs and the timing of an insurance reimbursement related to a flash flood event in the prior year, partially offset by higher average selling prices. Operating expenses of $35.3 million for the quarter increased $5.1 million from the prior year comparable quarter, primarily due to incremental expenses and amortization from the Kappa and Bergstrom acquisitions. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.9 million, operating expenses were $28.4 million, or 12.2% of sales.
Interest expense was $5.1 million and $0.6 million in the fourth quarter of 2022 and 2021, respectively. Our effective tax rates for the three months ended December 31, 2022 and 2021 were 17.0% and 24.7%, respectively. The decrease in the effective tax rate from the prior year was primarily due to favorable provision to return adjustments, favorable FIN 48 reserve adjustments, and higher tax benefits from stock-based compensation.
For the quarter ended December 31, 2022, cash flows provided by operating activities were $41.7 million and free cash flow was $27.5 million. The $195.8 million of net working capital on December 31, 2022 included a cash balance of $66.6 million, which reflects repayments of the revolving loan of $22.0 million, and capital expenditures and intangible assets acquired of $14.5 million.

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Balchem Corporation (NASDAQ:BCPC)

Ted Harris, Chairman, President, and CEO of Balchem said, “I would like to thank each and every one of our over 1,300 employees for their contributions to these record results. Together, we have shown resilience and the ability to deliver strong results, even in challenging times. I am excited about our future and our ability to provide solutions for the health and nutritional needs of the world while acting as strong stewards of all of our stakeholders.”
Quarterly Conference Call
A quarterly conference call will be held on Friday, February 24, 2023, at 11:00 AM Eastern Time (ET) to review fourth quarter 2022 results. Ted Harris, Chairman, President, and CEO and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, March 10, 2023. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13736459.
Segment Information
Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2022. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no obligation to update its outlook or other forward-looking statements as of any future date.
Contact: Jacqueline Yarmolowicz, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
(Dollars in thousands)

Business Segment Net Sales:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Human Nutrition & Health	$130,403	$115,546	$527,131	$442,733
Animal Nutrition & Health	64,751	64,955	262,297	226,776
Specialty Products	31,816	27,375	131,438	117,020
Other and Unallocated (b)	5,561	5,257	21,492	12,494
Total	$232,531	$213,133	$942,358	$799,023

Business Segment Earnings Before Income Taxes:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Human Nutrition & Health	$17,533	$17,519	$82,125	$76,031
Animal Nutrition & Health	9,113	10,120	36,056	26,179
Specialty Products	8,004	6,647	32,789	30,020
Other and Unallocated (b)	(1,345)	(465)	(5,784)	(4,728)
Interest and other expense	(7,529)	(675)	(11,437)	(2,269)
Total	$25,776	$33,146	$133,749	$125,233

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $765 and $3,581 for the three and twelve months ended December 31, 2022, respectively, and $259 and $1,264 for the three and twelve months ended December 31, 2021, respectively (refer to note 4 for descriptions of these charges), and (ii) Unallocated amortization expense of $738 and $2,951 for the three and twelve months ended December 31, 2022, respectively, and $698 and $2,510 for the three and twelve months ended December 31, 2021, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	December 31, 2022	December 31, 2021

Cash and Cash Equivalents	$66,560	$103,239
Accounts Receivable, net	131,578	117,408
Inventories, net	119,668	91,058
Other Current Assets	17,997	10,527
Total Current Assets	335,803	322,232

Property, Plant & Equipment, net	271,355	237,517
Goodwill	769,509	523,949
Intangible Assets with Finite Lives, net	213,295	94,665
Right of Use Assets	19,432	9,288
Other Assets	15,118	11,674
Total Assets	$1,624,512	$1,199,325

Current Liabilities	$140,042	$143,802
Revolving Loan	440,569	108,569
Deferred Income Taxes	62,784	46,455
Derivative Liabilities	—	2,658
Long-Term Obligations	42,833	20,826
Total Liabilities	686,228	322,310

Stockholders' Equity	938,284	877,015

Total Liabilities and Stockholders' Equity	$1,624,512	$1,199,325

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$105,367	$96,104
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	51,848	48,879
Stock compensation expense	13,224	10,802
Other adjustments	(6,681)	(6,201)
Changes in assets and liabilities	(25,222)	10,930
Net cash provided by operating activities	138,536	160,514

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(365,780)	—
Capital expenditures and intangible assets acquired	(50,290)	(37,449)
Proceeds from insurance and sale of assets	206	2,149
Purchase of convertible notes	(150)	—
Net cash used in investing activities	(416,014)	(35,300)

Cash flows from financing activities:
Proceeds from revolving loan	435,000	5,000
Principal payments on long-term and revolving debt	(103,000)	(60,000)
Principal payments on acquired debt	(30,988)	—
Cash paid for financing costs	(1,232)	—
Principal payments on finance lease	(177)	(159)
Proceeds from stock options exercised	3,212	6,943
Dividends paid	(20,713)	(18,723)
Repurchases of common stock	(35,423)	(35,239)
Net cash provided by (used) in financing activities	246,679	(102,178)

Effect of exchange rate changes on cash	(5,880)	(4,368)

(Decrease) increase in cash and cash equivalents	(36,679)	18,668

Cash and cash equivalents, beginning of period	103,239	84,571
Cash and cash equivalents, end of period	$66,560	$103,239

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain equity compensation, and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.

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Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reconciliation of adjusted gross margin
GAAP gross margin	$68,639	$64,066	$280,451	$243,174
Expense related to a flash flood event (1)	—	(4,308)	—	—
Inventory valuation adjustment (2)	1,473	—	3,057	—
Amortization of intangible assets and finance lease (3)	712	332	2,025	1,496
Adjusted gross margin	$70,824	$60,090	$285,533	$244,670

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$33,305	$33,821	$145,186	$127,502
Expense related to a flash flood event (1)	—	(4,308)	—	—
Inventory valuation adjustment (2)	1,473	—	3,057	—
Amortization of intangible assets and finance lease (3)	7,641	6,277	27,481	25,302
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	293	259	3,109	1,264
Impairment charge (5)	—	1,675	—	1,675
Adjusted earnings from operations	$42,712	$37,724	$178,833	$155,743

Reconciliation of adjusted net earnings
GAAP net earnings	$21,406	$24,949	$105,367	$96,104
Expense related to a flash flood event (1)	—	(4,308)	—	—
Inventory valuation adjustment (2)	1,473	—	3,057	—
Amortization of intangible assets and finance lease (3)	7,713	6,347	27,816	25,584
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	293	259	3,109	1,264
Impairment charge (5)	—	1,675	—	1,675
Unrealized foreign currency gain on contingent consideration liability and net realized gain on foreign currency forward contracts (6)	2,015	—	(512)	—
Income tax adjustment (7)	(2,560)	(1,117)	(8,306)	(8,003)
Adjusted net earnings	$30,340	$27,805	$130,531	$116,624

Adjusted net earnings per common share - diluted	$0.94	$0.85	$4.03	$3.57

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021.

Table 2
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income - as reported	$21,406	$24,949	$105,367	$96,104
Add back:
Provision for income taxes	4,370	8,197	28,382	29,129
Other expense	7,529	675	11,437	2,269
Depreciation and amortization	13,817	12,187	51,513	48,597
EBITDA	47,122	46,008	196,699	176,099
Add back certain items:
Non-cash compensation expense related to equity awards	3,386	1,993	13,224	10,802
Expense related to a flash flood event (1)	—	(4,308)	—	—
Inventory valuation adjustment (2)	1,473	—	3,057	—
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	293	259	3,109	1,264
Impairment charges (5)	—	1,675	—	1,675
Adjusted EBITDA	$52,274	$45,627	$216,089	$189,840

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and twelve months ended December 31, 2022 and 2021.

Table 3
(unaudited)

	Three Months Ended December 31,
	2022	Effective Tax Rate	2021	Effective Tax Rate
GAAP Income Tax Expense	$4,370	17.0%	$8,197	24.7%
Impact of ASU 2016-09(8)	249		84
Adjusted Income Tax Expense	$4,619	17.9%	$8,281	25.0%

	Year Ended December 31,
	2022	Effective Tax Rate	2021	Effective Tax Rate
GAAP Income Tax Expense	$28,382	21.2%	$29,129	23.3%
Impact of ASU 2016-09(8)	963		1,115
Adjusted Income Tax Expense	$29,345	21.9%	$30,244	24.2%

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2022 and 2021.

Table 4
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$41,655	$44,491	$138,536	$160,514
Capital expenditures, capitalized ERP implementation costs, and an insurance reimbursement	(14,136)	(13,964)	(49,157)	(36,070)
Free cash flow	$27,519	$30,527	$89,379	$124,444

(1) Expense related to a flash flood event: Expenses related to a flash flood event at our Verona, Missouri manufacturing site are expensed in our GAAP financial statements. We believe that excluding these costs from our non-GAAP financial measures is useful to investors because such expense is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company's cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with transactions that are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Impairment charge: An asset impairment charge in 2021 was related to convertible notes receivable. Impairment charge is expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is inconsistent in amounts and frequency causing comparison of current and historical financial results to be difficult.

(6) Unrealized foreign currency gain on contingent consideration liability and net realized gain on foreign currency forward contracts: The unrealized foreign currency gain relates to the contingent consideration liability recorded in connection with Kappa acquisition and was recorded as other income in our GAAP financial statements. The net realized gain on foreign currency exchange forward contracts relates to four short-term foreign currency exchange forward contracts with JP Morgan Chase, N.A. in connection with the Kappa acquisition. These contracts did not qualify for hedge accounting and the net gain was recorded as other income in our GAAP financial statements. We believe that excluding these gains and losses from our non-GAAP financial measures is useful to investors because such income or expense are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(7) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(8) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and twelve months ended December 31, 2022 and 2021, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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